                                                                    EXHIBIT 10.2

                            SUMMIT TECHNOLOGY, INC.

                                21 Hickory Drive
                          Waltham, Massachusetts 02154


                                                April 15, 1997

Mr. Robert J. Palmisano
96 Pelham Road
Rochester, NY 14610

Dear Bob:

     The Board of Directors of Summit Technology, Inc. is pleased to offer to you the position of Chief Executive Officer. We have great confidence that your proven leadership, vision and integrity will invigorate Summit and provide strategic direction as we renew the strength and excellence of this Company.

     The terms of our offer are as follows:

     1. Position. You are being brought on as the Chief Executive Officer of Summit, and shall occupy such positions as the Board may from time to time determine. You shall have such authority, and fulfill such obligations, as are consistent with such positions in publicly-held companies of the size and nature of Summit. The Board will elect you to serve as a director of Summit; your continued service as a director will depend on election by the shareholders in accordance with Summit's By-Laws and your continued service as CEO. You will report directly to the Board.

     2. Base Salary. Your base annual salary will be $300,000, payable in accordance with Summit's customary payroll practices. Your salary and performance will be subject to annual review by the Board, or the Compensation Committee of the Board.

     3. Performance Bonus. At each performance review, the Board will consider your annual bonus for the prior year. The amount of any bonus will be determined at the discretion of the Board, with an award of 50% of base salary targeted for achievement of aggressive performance goals during the year. The performance criteria for determination of your bonus will be set by the Compensation Committee, after consultation with you, within thirty days from commencement of your employment. The granting of any performance bonus is within the discretion of the Board of Directors.

     4. Stock Options. We will grant you options to purchase 300,000 shares of Summit common stock pursuant to the Summit 1997 Stock Option Plan, subject to approval of the Plan by the shareholders. The options shall vest and be exercisable

Mr. Robert J. Palmisano
April 15, 1997
Page 2


in accordance with a schedule to be determined by the Compensation Committee. The options may consist of both incentive stock options and non-qualified options. All options will be granted at the market value of Summit's common stock on the date of grant.

     5. Additional Benefits. You will receive the following additional benefits:

     o car allowance of up to $1,000 per month, to be allocated among leasing costs, insurance costs and other related expenses as you determine, which will be treated as W-2 income

     o reimbursement for expenses reasonably incurred by you in connection with performance of your services, in accordance with Summit's travel and entertainment and reimbursement policies and procedures

     o participation in all Summit medical, dental and insurance plans and all employee pension, profit-sharing and similar savings plans (as described in Summit's employee benefits handbook)

     o paid vacation and sick/personal days in accordance with Summit's personnel policy

     o housing and relocation assistance as detailed in the attached "Relocation Expense" schedule

     6. Severance Provisions. Upon any termination of your employment by Summit without cause, you will, upon execution of Summit's standard termination agreement, receive severance payments equal to one year's base compensation, with continuing payment for participation in medical, dental and insurance plans. If termination of your employment occurs within 12 months of a change of control (to be defined in a Severance Agreement between you and Summit), severance payments shall be for a two year period.

     7. Confidentiality and Noncompetition Agreement. Upon commencement of employment, you will execute Summit's standard Confidentiality and Noncompetition Agreement.

     8. No Conflict. You have represented to us that you are not under any obligations to another employer or any other person or entity that would prevent or restrict you from accepting employment with Summit and performing your duties as CEO. We may ask to review any written agreements that contain confidentiality or noncompetition obligations to confirm these matters.

     9. At-Will Employee. You, like everyone else at Summit, will be an at-will employee. Neither this offer letter, nor the other agreements you will enter into Summit (option agreements, severance agreement, confidentiality and

Mr. Robert J. Palmisano
April 15, 1997
Page 3


noncompetition agreement, etc.) will constitute an employment agreement or a guarantee of continued employment.

     We hope you agree with the terms of this offer, and that you will be able to join us as soon as possible. To indicate your acceptance, please countersign two copies of this letter, and return one to us as soon as possible.


                                          Very truly yours,

                                          /s/ Richard M. Traskos
                                          -----------------------------
                                          Richard M. Traskos
                                            Chairman of The Board

ACCEPTED AND AGREED:

/s/ Robert J. Palmisano
--------------------------------
Robert J. Plamisano

DATE:  4/15/97
      --------------------------